EXHIBIT 5.1
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KPMG LLP
Chartered Accountants                             Telephone (403) 691-8000
1200 205-5th Avenue SW                            Telefax (403) 691-8008
Calgary AB T2P 4B9                                www.kpmg.ca






            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM


To the Board of Directors of Husky Energy Inc.

We consent to the incorporation by reference in the registration statement on Form F-9 (the "Registration Statement") of our audit report dated February 2, 2004 on the consolidated balance sheets of Husky Energy Inc. as at December 31, 2003, 2002 and 2001 and the consolidated statements of earnings, retained earnings and cash flows for each of the years in the three-year period ended December 31, 2003. We also consent to the reference to our firm under the heading "Experts" in the Registration Statement.


/s/ KPMG LLP

Chartered Accountants

Calgary, Canada
August 5, 2004